Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCEAN RESOURCES, INC.

Ocean Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the corporation is Ocean Resources, Inc. (the “Corporation”).  The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on April 14, 1999.  The Corporation was originally incorporated under the name Clip’N Pierce Fashions, Inc.

SECOND:  This Amended and Restated Certificate of Incorporation restates and also amends the Original Certificate in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).  The Corporation certifies that the amendments effected by this Amended and Restated Certificate of Incorporation have been adopted in accordance with Section 242 of the General Corporation Law.  The Corporation further certifies that the amendments effected by this Amended and Restated Certificate of Incorporation have been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote, by written consent given in accordance with Section 228 of the General Corporation Law.

THIRD:  The text of the Original Certificate, as restated and amended hereby, shall read in its entirety as follows:

ARTICLE ONE

Name

The name of the Corporation is Ocean Resources, Inc.

ARTICLE TWO

Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE THREE

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE FOUR

Capital Stock

1.             Authorized Capital.  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 170,000,000 shares, consisting of (i) 150,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”).

2.             Common Stock.

a.             Dividends.  Subject to the rights, if any, of the holders of Preferred Stock with respect to the payment of dividends and the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the benefit of such holders and subject to any other conditions that may be fixed in or pursuant to the provisions of paragraph 3 of this Article Four, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock out of assets which are legally available therefor.  Any such dividends shall be divided among the holders of the Common Stock on a pro rata basis.

b.             Liquidation.  In the event of any Liquidation of the Corporation, after payment or provision for payment of the debts and liabilities of the Corporation and after distribution to the holders of Preferred Stock of the amounts fixed in or pursuant to the provisions of paragraph 3 of this Article Four, the holders of the

Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders.  Any such assets shall be divided among the holders of Common Stock on a pro rata basis.

c.             Voting.  Except as may otherwise be required by law and subject to the rights of the holders of Preferred Stock fixed in or pursuant to paragraph 3 of this Article Four, each holder of Common Stock shall have one vote for each share of Common Stock held by such holder on each matter submitted to a vote of the stockholders.

3.             Preferred Stock.

a.             General.  Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have any designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed in any resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter prescribed (a “Preferred Stock Designation”).

b.             Authority of Board of Directors; Preferred Stock Designation.  Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(1)           whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(2)           the number of shares to constitute the series and the designations thereof;

(3)           the preferences and relative, participating, optional, or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

(4)           whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which and the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(5)           whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof, and the terms and provisions relative to the operation thereof;

(6)           the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(7)           the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(8)           whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(9)           any other special rights and protective provisions with respect to any series that the Board of Directors may deem advisable.

c.             Separate Series; Increase or Decrease in Authorized Shares.  The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects and in any other manner.  The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series.  Unless otherwise provided in the Preferred Stock Designation, the Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

4.             General.

a.             Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute discretion.  Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

b.             Subject to the provisions of this Certificate of Incorporation, the Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the capital stock of the Corporation of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument approved by the Board of Directors.  The Board of Directors shall be empowered to set the exercise price, duration, times for exercise and other terms of such rights or options.

c.             No stockholder of the Corporation shall by reason of his or her holding shares of any class of capital stock of the Corporation have any preemptive or preferential right to acquire or subscribe for any additional, unissued or treasury shares (whether now or hereafter acquired) of any class of capital stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of capital stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividends or voting or other rights of that stockholder.

d.             Cumulative voting of shares of any capital stock having voting rights shall not be permitted.

ARTICLE FIVE

Existence

The Corporation shall have perpetual existence.

ARTICLE SIX

Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the Bylaws.  The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation, subject to any limitations or restrictions set forth in this Certificate of Incorporation or otherwise agreed to by the stockholders of the Corporation.  The election of directors need not be by written ballot, unless the Bylaws so provide.  In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, this Certificate of Incorporation and the Bylaws.

ARTICLE SEVEN

Limitation on Liability

No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided for herein, shall be limited to the fullest extent permitted by the General Corporation Law as so amended.  Any repeal or modification of this Article Seven by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of October    , 2003.

OCEAN RESOURCES, INC.

By:
Name:	Dennis McLaughlin, III
Title:	Chief Executive Officer